Exhibit 99.1

MicroVision Announces Director Retirement

REDMOND, WA / ACCESSWIRE / September 27, 2024 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and ADAS solutions, today announced the retirement of Brian Turner from its Board of Directors.

“Brian joined the MicroVision Board in 2006 and served as Board Chair from 2012 to 2023,” said Robert Carlile, Chairman of the Board. “Brian has been steadfast in his commitment to the Company, leadership on the Board, and guidance to management. On behalf of the entire Board, I would like to express our sincere gratitude for his many years of service and wish him all the best in his future endeavors.”

“MicroVision has benefited greatly from Brian’s strategic insights and outstanding contributions,” said Sumit Sharma, Chief Executive Officer. “He has helped the Company navigate through various dynamic market environments. Personally, it has been an honor to work with Brian.”

Mr. Turner commented, “As I reflect on my nearly two decades with MicroVision, I am grateful for the talented and dedicated individuals with whom I’ve had the privilege to serve. I have great confidence in the leadership and capability of the Board and management of MicroVision and am excited to see what they will achieve.”

About MicroVision

With offices in the U.S. and Germany, MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide automotive lidar sensors and solutions for advanced driver-assistance systems (ADAS) and for non-automotive applications including industrial, smart infrastructure and robotics. The Company has been leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOSAIK, and MOVIA are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.